As filed with the Securities and Exchange Commission on April 5, 2005

Registration No. 333-123300

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of Registrant as specified in its Charter)

Delaware	2836	95-3540776
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

One Amgen Center Drive
Thousand Oaks, California 91320-1799
(805) 447-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices)

David J. Scott, Esq.	With copies to:
Senior Vice President, General Counsel	Tracy Edmonson, Esq.
and Secretary	Brian Cartwright, Esq.
One Amgen Center Drive	Latham & Watkins LLP
Thousand Oaks, California 91320-1799	505 Montgomery Street, Suite 2000
(805) 447-1000	San Francisco, California 94111-2562
(Address, Including Zip Code, and Telephone Number,	(415) 391-0600
Including Area Code, Of Registrant’s Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions pursuant to the exchange offer described herein.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE*

		Proposed	Proposed	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Note	Offering Price	Fee (1)
4.00% Senior Notes due 2009	$1,000,000,000	99.803%	$998,030,000	$117,469

4.85% Senior Notes due 2014	$1,000,000,000	99.984%	$999,840,000	$117,682

*	Previously paid.
(1)	Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2005

PROSPECTUS

Offer to Exchange
4.00% Senior Notes Due 2009
Which Have Been Registered
Under the Securities Act of 1933
For Any And All Outstanding
4.00% Senior Notes Due 2009
&
Offer to Exchange
4.85% Senior Notes Due 2014
Which Have Been Registered
Under the Securities Act of 1933
For Any And All Outstanding
4.85% Senior Notes Due 2014

     We are offering to exchange all of our outstanding unregistered 4.00% Senior Notes due 2009 for our registered 4.00% Senior Notes due 2009 and to exchange all of our outstanding unregistered 4.85% Senior Notes due 2014 for our registered 4.85% Senior Notes due 2014. The unregistered 4.00% Senior Notes due 2009 and the registered 4.00% Senior Notes due 2009 are sometimes collectively referred to as the 2009 Notes. The unregistered 4.85% Senior Notes due 2014 and the registered 4.85% Senior Notes due 2014 are sometimes collectively referred to as the 2014 Notes. The unregistered 4.00% Senior Notes due 2009 and the unregistered 4.85% Senior Notes due 2014 are sometimes collectively referred to as the Unregistered Notes. The registered 4.00% Senior Notes due 2009 and the registered 4.85% Senior Notes due 2014 are sometimes collectively referred to as the Registered Notes. The Unregistered Notes and the Registered Notes are sometimes collectively referred to as the Notes. The Unregistered Notes were issued on November 18, 2004 and as of the date of this prospectus, an aggregate principal amount of $1.0 billion of the 2009 Notes is outstanding and an aggregate principal amount of $1.0 billion of the 2014 Notes is outstanding. The terms of the registered 4.00% Senior Notes due 2009 are substantially identical to the outstanding unregistered 4.00% Senior Notes due 2009 and the terms of the registered 4.85% Senior Notes due 2014 are substantially identical to the outstanding unregistered 4.85% Senior Notes due 2014, except in each case, that the Registered Notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

•	You should carefully review the risk factors beginning on page 6 of this prospectus before electing to exchange Unregistered Notes for Registered Notes.

•	Our offer to exchange Unregistered Notes for Registered Notes will be open until 5:00 p.m., New York City time, on , 2005, unless we extend the offer.

•	You should carefully review the procedures for tendering the Unregistered Notes beginning on page 20 of this prospectus. If you do not follow these procedures, we may not exchange your Unregistered Notes for Registered Notes.

•	If you fail to tender your Unregistered Notes, you will continue to hold Unregistered Notes and your ability to transfer them could be adversely affected.

•	No public market currently exists for the Unregistered Notes. We do not intend to list the Registered Notes on any securities exchange and, therefore, no active public market is anticipated.

•	You may withdraw tenders of Unregistered Notes at any time before the exchange offer expires.

•	We will not receive any proceeds from this exchange offer.

•	Maturity: The 2009 Notes will mature on November 18, 2009. The 2014 Notes will mature on November 18, 2014.

•	Interest Payments: We will pay interest on the Notes on May 18 and November 18 of each year. The first payment will be made on May 18, 2005.

•	Ranking: The Notes are senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility, and senior in right of payment to all our existing and future subordinated indebtedness. The Notes are effectively subordinated in right of payment to all our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

•	Optional Redemption: We may redeem any or all of the Notes at any time at a redemption price equal to the principal amount of the Notes redeemed, plus accrued interest to, but not including, the redemption date plus an applicable premium.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                                    , 2005.

     Each broker-dealer that receives Registered Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Unregistered Notes where those Unregistered Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales. For more information, see “Plan of Distribution.”

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by references in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

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WHERE YOU CAN FIND MORE INFORMATION

     Available Information

     We have filed and will file reports and other information with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

     The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Amgen, who file electronically with the SEC. The address of that site is www.sec.gov.

     You can also inspect reports and other information about us at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1005.

     Incorporation of Certain Information by Reference

     We are incorporating by reference into this prospectus certain information filed by us with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except to the extent modified or superseded, as described below. This prospectus incorporates by reference the document set forth below that we have previously filed with the SEC. Those documents contain important information about us and our finances.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004.

•	Our current reports on Form 8-K filed with the SEC on January 31, 2005, March 4, 2005 and March 11, 2005.

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus to the end of the offering of the Registered Notes, shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus. However, notwithstanding the foregoing, we are not incorporating by reference any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

     Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Amgen Inc.
Investor Relations Department
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Tel: 805-447-1000

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

     We make available free of charge on or through our Internet website, www.amgen.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably

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practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in our website does not constitute part of this prospectus unless otherwise specifically incorporated by reference herein.

     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, AMGEN SHOULD RECEIVE YOUR REQUEST NO LATER THAN                                    , 2005.

FORWARD LOOKING INFORMATION

     This prospectus and other documents we file with the SEC contain forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business or others on our behalf, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “continue,” variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. We describe our respective risks, uncertainties, and assumptions that could affect the outcome or results of operations in “Risks Related to Our Business.” We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward looking statements. Reference is made in particular to forward looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources, and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, as well as the information incorporated by reference in this prospectus, before making an investment decision. Unless otherwise specified, the terms “Amgen,” “we,” “our” and “us” refer to Amgen Inc. and its consolidated subsidiaries when used in this prospectus.

Amgen Inc.

     We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

     We were incorporated in California in 1980 and merged into a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799 and our telephone number at that location is 805-447-1000.

Summary of the Exchange Offer

     The following is a brief summary of the terms of the exchange offer. For a more complete description, see “The Exchange Offer.”

Securities to be Exchanged	On November 18, 2004, we issued $1.0 billion in aggregate principal amount of unregistered 4.00% Senior Notes due 2009 and $1.0 billion in aggregate principal amount of unregistered 4.85% Senior Notes due 2014, collectively, the Unregistered Notes, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The terms of the Registered Notes and the Unregistered Notes are substantially identical in all material respects, except that the Registered Notes will be freely transferable by the holders of the Registered Notes except as otherwise provided in this prospectus. The Registered Notes will bear different CUSIP numbers from the Unregistered Notes. See “Description of Notes.”

The Exchange Offer	$1,000 principal amount of registered 4.00% Senior Notes due 2009 will be exchanged for each $1,000 principal amount of unregistered 4.00% Senior Notes due 2009.

$1,000 principal amount of registered 4.85% Senior Notes due 2014 will be exchanged for each $1,000 principal amount of unregistered 4.85% Senior Notes due 2014.

As of the date of this prospectus, unregistered 4.00% Senior Notes due 2009 representing $1.0 billion in aggregate principal amount are outstanding and unregistered 4.85% Senior Notes due 2014 representing $1.0 billion in aggregate principal amount are outstanding.

Under existing SEC interpretations, the Registered Notes will in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required.

By tendering Unregistered Notes in the exchange offer, you represent to us that, among other things:

• you, or the person or entity acquiring Registered Notes, are acquiring the Registered Notes in the ordinary course of business;

• neither you nor any person or entity receiving the related Registered Notes is engaging in or intends to engage in a distribution of the Registered Notes within the meaning of the federal securities laws;

• neither you nor any person or entity receiving the related Registered Notes has an arrangement or understanding with any person or entity to participate in any distribution of the Registered Notes;

• neither you nor any person or entity receiving the related Registered Notes is an “affiliate” of Amgen Inc., as that term is defined under Rule 405 of the Securities Act; and

• you are not acting on behalf of any person or entity who could not truthfully make these statements.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Registered Notes.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Registration Rights Agreement	We sold the Unregistered Notes on November 18, 2004 in a private placement in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchasers of the Unregistered Notes requiring us to make the exchange offer. The registration rights agreement also requires us to use our reasonable efforts to complete the exchange offer by September 26, 2005 or, if this fails, to cause to become effective a shelf registration statement for resales of the Notes.

See “The Exchange Offer—Purpose of the Exchange Offer.” If we do not do so, we will pay special interest on the Unregistered Notes at an initial rate of 0.25% per annum of the principal amount of Unregistered Notes, and 0.50% per annum after the first 90 days.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, or a later date and time if we extend it.

Withdrawal	The tender of the Unregistered Notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, or any later date and time to which we extend the offer.

Interest on the Registered Notes and the Unregistered Notes	Interest on the Registered Notes will accrue from the date of the original issuance of the Unregistered Notes or from the date of the last payment of interest on the Unregistered Notes, whichever is later. No additional interest will be paid on Unregistered Notes tendered and accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Notes	A holder who wishes to tender Unregistered Notes in the exchange offer must transmit to the exchange agent an agent’s message, transmitted by a book-entry transfer facility, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Unregistered Notes into the exchange agent’s account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in “The Exchange Offer—Procedures for Tendering.”

Unregistered Notes must be tendered by electronic transmission of acceptance through DTC’s, Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	JPMorgan Chase Bank, N.A., the trustee under the indenture governing the Notes, is serving as exchange agent in connection with the exchange offer.

United States Federal Income Tax Consequences	The exchange of Unregistered Notes for Registered Notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See “United States Federal Income Tax Consequences.”

Effect of Not Tendering	Unregistered Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as noted above, we will have no further obligation to provide for the registration under the Securities Act of these Unregistered Notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Registered Notes pursuant to the exchange offer. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of some factors you should carefully consider, including factors affecting forward-looking statements.

Summary of the Terms of the Registered Notes

     The form and terms of the Registered Notes are the same as the form and terms of the Unregistered Notes, except that the Registered Notes will be registered under the Securities Act and will not contain any legends restricting their transfer. However, the Registered Notes will bear different CUSIP numbers from the Unregistered Notes. The Registered Notes will evidence the same debt as the Unregistered Notes and both the Unregistered Notes and the Registered Notes, collectively, the “Notes,” are governed by the same indenture. The following summary of terms applies equally to the Registered Notes and the Unregistered Notes.

Issuer	Amgen Inc.

Total Amount of Registered Notes Offered	$1.0 billion aggregate principal amount of 4.00% Senior Notes due 2009.

$1.0 billion aggregate principal amount of 4.85% Senior Notes due 2014.

Maturity	2009 Notes: November 18, 2009
2014 Notes: November 18, 2014

Interest	2009 Notes: 4.00%
2014 Notes: 4.85%

Interest Payment Dates	On May 18 and November 18, commencing May 18, 2005.

Ranking	The Registered Notes will be our senior unsecured obligations and will rank:

• equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility;

• senior in right of payment to all of our existing and future subordinated indebtedness; and

• effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Optional Redemption	We may redeem any or all of the Registered Notes at any time at the redemption prices described in this prospectus, plus accrued interest.

Covenants	The Registered Notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes.”

RISK FACTORS

               Prospective investors should carefully consider the following information in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus before exchanging Unregistered Notes for Registered Notes. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus before making an investment decision. The occurrence of any one or more of the following could materially adversely affect your investment in the Notes or our business and operating results.

Risks Related to Our Business

Our sales depend on payment and reimbursement from third-party payers, and, to the extent that reimbursement for our products is reduced, this could negatively impact the utilization of our products.

               In both domestic and foreign markets, sales of our products are dependent, in part, on the availability of reimbursement from third-party payers such as state and federal governments, under programs such as Medicare and Medicaid in the United States, and private insurance plans. In certain foreign markets, the pricing and profitability of our products generally are subject to government controls. In the United States, there have been, there are, and we expect there will continue to be, a number of state and federal laws and/or regulations, or in some cases draft legislation or regulations that could limit the amount that state or federal governments will pay to reimburse the cost of pharmaceutical and biologic products. For example, the Medicare Prescription Drug, Improvement and Modernization Act (or the Medicare Modernization Act (MMA)) was enacted into law in December 2003. In addition, we believe that private insurers, such as managed care organizations, may adopt their own reimbursement reductions in response to legislation or regulation, including, without limitation, the MMA. However, we believe that private payers ability to fully implement reimbursement mechanisms in alignment with government legislation or regulation is limited. For example, we are aware of a few private payers who have adopted an average sales price methodology similar in structure to that of the MMA. However, the reimbursement rates based on such methodology are substantially greater than those under the current MMA reimbursement rates. We expect that, beginning in 2005, reimbursement changes resulting from the MMA are likely, to a degree, to negatively affect product sales of some of our marketed products. The main components of the MMA that affect our currently marketed products are as follows:

•	Through 2004 the Average Wholesale Price (“AWP”) mechanism was the basis of Medicare Part B payment for covered outpatient drugs and biologics. Effective January 1, 2005, in the physician clinic market segment, Aranesp®, Neulasta® and NEUPOGEN® will be reimbursed under a new Medicare Part B system that reimburses each product at 106% of its “average sales price” (ASP) (sometimes referred to as “ASP + 6%”). On November 3, 2004, The Centers for Medicare and Medicaid Services (CMS) released final rules for revisions to payment policies under the physician fee schedule for 2005. CMS then calculated each of Amgen’s product’s ASPs based on data submissions from us. ASPs will remain in effect for one quarter and will be updated quarterly thereafter. The 2005 reimbursement rates for Aranesp®, Neulasta®, and NEUPOGEN® (calculated at 106% of the ASPs and initially based on third quarter 2004 company data), are lower than our 2004 reimbursement rates as the ASP methodology incorporates sales incentives offered to healthcare providers. Per the MMA, effective January 1, 2006, physicians in this market segment will have the choice under the “competitive acquisition program” (CAP) between purchasing and billing for drugs under the ASP + 6% system or obtaining drugs from vendors selected by CMS via a competitive bidding process.

•	The Medicare hospital outpatient prospective payment system (OPPS), which determines payment rates for specified covered outpatient drugs and biologics in the hospital outpatient setting, will continue to utilize AWP as the basis for reimbursement in 2005. On November 3, 2004, CMS issued a final rule for the reimbursement of Aranesp® in 2005. Under this final rule, as in 2003 and 2004, CMS continued the application of an equitable adjustment such that the Aranesp® reimbursement rate for 2005 is based on the AWP of PROCRIT®. For 2005 the reimbursement rate for Aranesp® is 83% of the AWP for PROCRIT®, down from 88% of the AWP for PROCRIT® in 2004, with a dose conversion ratio of 330 U PROCRIT® to 1 mcg Aranesp®, the same ratio as 2004. Effective January 1, 2006, the OPPS system will change from an AWP based reimbursement system to a system based on “average acquisition cost”. This change will affect Aranesp®, Neulasta® and NEUPOGEN® when administered in the hospital outpatient setting. Although we do not know how CMS will define the OPPS average acquisition cost, it is possible that CMS could link acquisition cost to ASP, which could lower the reimbursement rate.

•	Pursuant to final rules issued by CMS on November 3, 2004, Medicare reimbursement for EPOGEN® used in the dialysis setting for calendar year 2005 has been changed from the previous rate of $10 per 1,000 Units to $9.76 per 1,000 Units, a rate based upon an average acquisition cost for 2003 determined by the Office of the Inspector General (OIG) and adjusted for price inflation based on the Producer Price Index for pharmaceutical products. Pursuant to the CMS final rules, the difference between the 2004 reimbursement rates for all drugs separately billed outside the dialysis composite rate (including EPOGEN®) and the 2005 reimbursement rates for such drugs will be added to the composite rate that dialysis providers receive for dialysis treatment. Again in 2006, the EPOGEN® rate may change, as the MMA provided for discretion in either continuing to pay for these separately reimbursed dialysis drugs at acquisition cost, or switching to an ASP based system. The payment rate for dialysis drugs not studied by the OIG, including Aranesp®, will be ASP+6%.

               We believe these changes driven by the MMA are lowering the 2005 reimbursement rate for all areas in which CMS provides reimbursement for EPOGEN®, Aranesp®, Neulasta® and NEUPOGEN®. However, because we cannot predict the impact of any such changes on how, or under what circumstances, healthcare providers will prescribe or administer our products, as of the date of this prospectus, we cannot predict the full impact of the MMA on our business; however, it is likely to be, to a degree, negative.

               In addition, on July 8, 2004, CMS released a proposed revision to the Hematocrit Measurement Audit Program Memorandum (HMA-PM), a Medicare payment review mechanism used by CMS to audit EPOGEN® utilization and appropriate hematocrit outcomes of dialysis patients. As of the date of this prospectus, the comment period for the proposed revision has expired and no final program memorandum has been issued. The proposed policy would not permit reimbursement for EPOGEN® in the following circumstances without medical justification: EPOGEN® doses greater than 40,000 Units per month in a patient with a hemoglobin greater than 13 grams per deciliter or doses greater than 20,000 Units per month in a patient with hemoglobin greater than 14 grams per deciliter. If the proposed revision, which has not yet been finalized, is adopted as the final form, it could result in a reduction in utilization of EPOGEN®. Although the proposed revision was scheduled to go into effect as early as January 1, 2005, it is unclear as to when it may be implemented. Amgen and the dialysis community have provided public comment based on data analysis suggesting that revision to the proposed policy is unwarranted. Given the importance of EPOGEN® utilization for maintaining the quality of care for dialysis patients, the precise impact of such a change on provider utilization remains unclear.

               If, and when, reimbursement rates or availability for our marketed products changes adversely or if we fail to obtain adequate reimbursement for our current or future products, health care providers may limit how much or under what circumstances they will prescribe or administer them, which could reduce the use of our products or cause us to reduce the price of our products. This could result in lower product sales or revenues, which could have a material adverse effect on us and our results of operations. For example, in the United States the use of EPOGEN® in connection with treatment for end-stage renal disease is funded primarily by the U.S. federal government. In early 1997, CMS, formerly known as Healthcare Financing Administration (HCFA), instituted a reimbursement change for EPOGEN®, which materially and adversely affected our EPOGEN® sales until the policies were revised. Also, we believe the increasing emphasis on cost-containment initiatives in the United States has and will continue to put pressure on the price and usage of our products, which may adversely impact product sales. Further, when a new therapeutic product is approved, the governmental and/or private coverage and reimbursement for that product is uncertain. We cannot predict the availability or amount of reimbursement for our approved products or product candidates, including those at a late stage of development, and current reimbursement policies for marketed products may change at any time. Sales of all our products are and will be affected by government and private payer reimbursement policies. Reduction in reimbursement for our products could have a material adverse effect on our results of operations.

Our current products and products in development cannot be sold if we do not maintain regulatory approval.

               We and certain of our licensors and partners conduct research, preclinical testing, and clinical trials for our product candidates. In addition, we manufacture and contract manufacture and certain of our licensors and partners manufacture our product candidates. We also manufacture and contract manufacture, price, sell, distribute, and market or co-market our products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the United States, such as the FDA and CMS, as well as in foreign countries, including Europe. Currently, we are required in the United States and in foreign countries to obtain approval from those countries’ regulatory authorities before we can manufacture (or have our third-party manufacturers produce product), market and sell our products in those countries. In our experience, obtaining regulatory approval is costly and takes many years, and after it is obtained, it remains costly to maintain. The FDA and other U.S. and foreign regulatory agencies have substantial authority to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval, require changes in labeling of our products, and mandate product withdrawals. Substantially all of our marketed products are currently approved in the United States and most are approved in Europe and in other foreign countries for specific uses. However, later discovery of unknown problems with our products could result in restrictions on the sale or use of such products, including potential withdrawal of the product from the market. If new medical data suggests an unacceptable safety risk or previously unidentified side-affects, we may voluntarily withdraw, or regulatory authorities may mandate the withdrawal of such product from the market for some period or permanently. We currently manufacture and market all our approved principal products, and we plan to manufacture and market many of our potential products. (See “—We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market.”) Even though we have obtained regulatory approval for our marketed products, these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. In addition, ENBREL® is manufactured both by us at our Rhode Island manufacturing facility and by third-party contract manufacturers, Boehringer Ingelheim Pharma KG (“BI Pharma”) and Genentech, Inc. (“Genentech”). Fill and finish of bulk product produced both at our Rhode Island manufacturing facility and at Genentech is done by us and third-party service providers. BI Pharma, Genentech, and these third-party service providers are also subject to FDA regulatory authority. (See “—Limits on supply for ENBREL® may constrain ENBREL® sales.”) In addition, later discovery of unknown problems with our products or manufacturing processes or those of our contract manufacturers or third-party service providers could result in restrictions on the sale, manufacture, or use of such products, including potential withdrawal of the products from the market. If regulatory authorities determine that we or our contract manufacturers or third-party service providers have violated regulations or if they restrict, suspend, or revoke our prior approvals, they could prohibit us from manufacturing or selling our marketed products until we or our contract manufacturers or third-party service providers comply, or indefinitely. In addition, if regulatory authorities determine that we or our licenser or partner conducting research and development activities on our behalf have not complied with regulations in the research and development of a product candidate, then they may not approve the product candidate and we will not be able to market and sell it. If we were unable to market and sell our products or product candidates, our business and results of operations would be materially and adversely affected.

If our intellectual property positions are challenged, invalidated, circumvented or expire, or if we fail to prevail in present and future intellectual property litigation, our business could be adversely affected.

               The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific, and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies’ patents. Third parties may challenge, invalidate, or circumvent our patents and patent applications relating to our products, product candidates, and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. For certain of our product candidates, there are third parties who have patents or pending patents that they may claim prevent us from commercializing these product candidates in certain territories. Patent disputes are frequent, costly, and can preclude or delay commercialization of products. We are currently, and in the future may be, involved in patent litigation. For example, we are involved in an ongoing patent infringement lawsuit against Transkaryotic Therapies, Inc. (“TKT”) and Aventis with respect to our erythropoietin patents. If we lose or settle this or other litigations at certain stages or entirely, we could be: subject to competition and/or significant liabilities; required to enter into third-party licenses for the infringed product or technology; or

required to cease using the technology or product in dispute. In addition, we cannot guarantee that such licenses will be available on terms acceptable to us, or at all.

               Our success depends in part on our ability to obtain and defend patent rights and other intellectual property rights that are important to the commercialization of our products and product candidates. We have filed applications for a number of patents and have been granted patents or obtained rights relating to erythropoietin, natural and recombinant G-CSF, darbepoetin alfa, pegfilgrastim, etanercept, and our other products and potential products. We market our erythropoietin, recombinant G-CSF, darbepoetin alfa, pegfilgrastim, and etanercept products as EPOGEN®, NEUPOGEN®, Aranesp®, Neulasta®, and ENBREL®, respectively. For additional information on our material patents see “Patents and Trademarks” in “Item 1. Business.”

               We also have been granted or obtained rights to patents in Europe relating to: erythropoietin; G-CSF; pegfilgrastim (pegylated G-CSF); etanercept; two relating to darbepoetin alfa; and hyperglycosylated erythropoietic proteins. Our European patent relating to erythropoietin expired on December 12, 2004 and our European patent relating to G-CSF expires on August 22, 2006. We believe that after the expiration of each of these patents, other companies could receive approval for and market follow-on or biosimilar products to each of these products in Europe; presenting additional competition to our products. (See “Our marketed products face substantial competition and other companies may discover, develop, acquire or commercialize products before or more successfully than we do.”) While we do not market erythropoietin in Europe as this right belongs to Johnson & Johnson (through KA), we do market Aranesp® in the EU, which competes with Johnson & Johnson’s and others’ erythropoietin products. We believe that the EU is currently in the process of developing regulatory requirements related to the development and approval of new competitive products. Until such requirements are finalized, we cannot predict when follow-on or biosimilar products could appear on the market in the EU or to what extent such additional competition would impact future Aranesp® and NEUPOGEN®/Neulasta® sales in the EU. However, based on the process and timing outlined by the EMEA, we believe product specific guidelines are not likely to be finalized until 2006.

Limits on supply for ENBREL® may constrain ENBREL® sales.

               U.S. and Canadian supply of ENBREL® is impacted by many manufacturing variables, such as the timing and actual number of production runs, production success rate, bulk drug yield, and the timing and outcome of product quality testing. For example, in the second quarter of 2002, the prior co-marketer with respect to ENBREL®, experienced a brief period where no ENBREL® was available to fill patient prescriptions, primarily due to variation in the expected production yield from BI Pharma. If we are at any time unable to provide an uninterrupted supply of ENBREL® to patients, we may lose patients, physicians may elect to prescribe competing therapeutics instead of ENBREL®, and ENBREL® sales will be adversely affected, which could materially and adversely affect our results of operations. (See “—We are dependent on third parties for a significant portion of our supply and the fill and finish of ENBREL®; and our sources of supply are limited.”)

We are dependent on third parties for a significant portion of our supply and the fill and finish of ENBREL®; and our sources of supply are limited.

               We currently produce a substantial portion of annual ENBREL® supply at our Rhode Island manufacturing facility. However, we also depend on third parties for a significant portion of our ENBREL® supply as well as for the fill and finish of ENBREL® that we manufacture. BI Pharma is our primary third-party manufacturer of ENBREL® bulk drug; accordingly, our U.S. and Canadian supply of ENBREL® is currently significantly dependent on BI Pharma’s production schedule for ENBREL®. We would be unable to produce ENBREL® in sufficient quantities to substantially offset shortages in BI Pharma’s scheduled production if BI Pharma or other third-party manufacturers used for the fill and finish of ENBREL® bulk drug were to cease or interrupt production or services or otherwise fail to supply materials, products, or services to us for any reason, including due to labor shortages or disputes, due to regulatory requirements or action, or due to contamination of product lots or product recalls. This in turn could materially reduce our ability to satisfy demand for ENBREL®, which could materially and adversely affect our operating results. Factors that will affect our actual supply of ENBREL® at any time include, without limitation, the following:

•	BI Pharma does not produce ENBREL® continuously; rather, it produces the bulk drug substance through a series of periodic campaigns throughout the year. Our Rhode Island manufacturing facility is currently dedicated to ENBREL® production. The amount of commercial inventory available to us at any time depends on a variety of factors, including the timing and actual number of BI Pharma’s production runs, the actual number of runs at our Rhode Island manufacturing facility, and, for either the Rhode Island or BI Pharma facilities, the level of production yields and success rates, the timing and outcome of product quality testing, and the amount of filling and packaging capacity.

•	BI Pharma schedules the vialing production runs for ENBREL® in advance, based on the expected timing and yield of bulk drug production runs. Therefore, if BI Pharma realizes production yields beyond expected levels, or provides additional manufacturing capacity for ENBREL®, it may not have sufficient vialing capacity for all of the ENBREL® bulk drug that it produces. As a result, even if we are able to increase our supply of ENBREL® bulk drug, BI Pharma may not be able to fill and finish the extra bulk drug in time to prevent any supply interruptions.

               We are dependent on third parties for some fill and finish and packaging of ENBREL® bulk drug substance manufactured at our Rhode Island facility. If third-party fill and finish and packaging manufacturers are unable to provide sufficient capacity or otherwise unable to provide services to us, then supply of ENBREL® could be adversely affected.

               Our current plan to increase U.S. and Canadian supply of ENBREL® includes completion of an additional large-scale cell culture commercial manufacturing facility adjacent to the current Rhode Island manufacturing facility. We expect to submit this facility for FDA approval in 2005. Additionally, we have entered into a manufacturing agreement with Genentech to produce ENBREL® at Genentech’s manufacturing facility in South San Francisco, California and the FDA approved this facility for ENBREL® production in October 2004. Under the terms of the agreement, Genentech is expected to produce ENBREL® through 2005, with an extension through 2006 by mutual agreement. ENBREL® bulk drug substance produced at the Genentech facility will be produced in campaigns similar to those conducted at BI Pharma. Consequently, supply from the Genentech facility is expected to also be dependent on the timing and number of production runs in addition to the other manufacturing, filling, and packaging risk discussed above. In addition, Wyeth is constructing a new manufacturing facility in Ireland, which is expected to increase the U.S. and Canadian supply of ENBREL®. If the additional ENBREL® manufacturing capacity at the Rhode Island site, or in Ireland are not completed on time, or if these manufacturing facilities do not receive FDA or the European Agency for the Evaluation of Medical Products (EMEA) approval before we encounter supply constraints, our ENBREL® sales would be restricted, which could have a material adverse effect on our results of operations. (See “—Limits on supply for ENBREL® may constrain ENBREL® sales.”) If these third-party manufacturing facilities are completed and approved by the various regulatory authorities, our costs of acquiring bulk drug may fluctuate.

We formulate, fill and finish substantially all our products at our Puerto Rico manufacturing facility; if significant natural disasters or production failures occur at this facility, we may not be able to supply these products.

               We currently perform all of the formulation, fill and finish for EPOGEN®, Aranesp®, NEUPOGEN® and Neulasta® and some formulation, fill and finish operations for ENBREL® at our manufacturing facility in Juncos, Puerto Rico. Our global supply of these products is dependent on the uninterrupted and efficient operation of this facility. Power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, including hurricanes, or failures to comply with regulatory requirements, including those of the FDA, among others, could adversely affect our formulation, fill and finish operations. As a result, we may be unable to supply these products, which could adversely and materially affect our product sales. Although we have obtained limited insurance to protect against business interruption loss, there can be no assurance that such coverage will be adequate or that such coverage will continue to remain available on acceptable terms, if at all. The extent of the coverage of our insurance could limit our ability to mitigate for lost sales and could result in such losses materially and adversely affecting our operating results.

Our marketed products face substantial competition and other companies may discover, develop, acquire or commercialize products before or more successfully than we do.

     We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. For example, ENBREL® competes in certain circumstances with rheumatoid arthritis products marketed by Biogen IDEC Inc., Centocor, Inc., Johnson & Johnson, Abbott, Genentech, Pfizer, Novartis, and Sanofi-Aventis, as well as the generic drug methotrexate, and may face competition from other potential therapies being developed. Additionally, Aranesp® competes with Johnson & Johnson in the United States and the EU. Further, if our currently marketed products are approved for new uses, or if we sell new products, we may face new, additional competition that we do not face today. Additionally, some of our competitors, including biotechnology and pharmaceutical companies, market products or are actively engaged in research and development in areas where we have products or where we are developing product candidates or new indications for existing products. In the future, we expect that our products will compete with new drugs currently in development, drugs approved for other indications that may be approved for the same indications as those of our products, and off-label use of drugs approved for other indications. Our European patent relating to erythropoietin expired on December 12, 2004 and our European patent relating to G-CSF expires on August 22, 2006. We believe that after the expiration of each of these patents, other companies could receive approval for and market follow-on or biosimilar products to each of these products in Europe; presenting additional competition to our products. While we do not market erythropoietin in Europe as this right belongs to Johnson & Johnson (through KA), we do market Aranesp® in the EU, which competes with Johnson & Johnson’s and others’ erythropoietin products. We believe that the EU is currently in the process of developing regulatory requirements related to the development and approval of follow-on or biosimilar products. Until such requirements are finalized, we cannot predict when follow-on or biosimilar products could appear on the market in the EU or to what extent such additional competition would impact future Aranesp® and NEUPOGEN®/Neulasta® sales in the EU. However, based on the process and timing outlined by the EMEA, we believe product specific guidelines are not likely to be finalized until 2006. Our products may compete against products that have lower prices, superior performance, are easier to administer, or that are otherwise competitive with our products. Our inability to compete effectively could adversely affect product sales.

     Large pharmaceutical corporations may have greater clinical, research, regulatory, manufacturing, marketing, financial experience and human resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop, and market new products and for our current products to compete with new products or new product indications that these competitors may bring to market. Business combinations among our competitors may also increase competition and the resources available to our competitors.

Certain of our raw materials, medical devices and components are single-sourced from third parties; third-party supply failures could adversely affect our ability to supply our products.

     Certain raw materials necessary for commercial manufacturing and formulation of our products are provided by single-source unaffiliated third-party suppliers. Also, certain medical devices and components necessary for fill, finish, and packaging of our products are provided by single-source unaffiliated third-party suppliers. Certain of these raw materials, medical devices, and components are the proprietary products of these unaffiliated third-party suppliers and, in some cases, such proprietary products are specifically cited in our drug application with the FDA so that they must be obtained from that specific sole source and could not be obtained from another supplier unless and until the FDA approved that other supplier. We would be unable to obtain these raw materials, medical devices, or components for an indeterminate period of time if these third-party single-source suppliers were to cease or interrupt production or otherwise fail to supply these materials or products to us for any reason, including due to regulatory requirements or action, due to adverse financial developments at or affecting the supplier, or due to labor shortages or disputes. This, in turn, could materially and adversely affect our ability to satisfy demand for our products, which could materially and adversely affect our operating results.

     Also, certain of the raw materials required in the commercial manufacturing and the formulation of our products are derived from biological sources, including mammalian tissues, bovine serum and human serum albumin, or HSA. We are investigating alternatives to certain biological sources. Raw materials may be subject to contamination and/or recall. Also, some countries in which we market our products may restrict the use of certain biologically derived substances in the manufacture of drugs. A material shortage, contamination, recall, and/or restriction of the use of certain biologically derived substances in the manufacture of our products could adversely impact or disrupt our commercial manufacturing of our products or could result in a mandated withdrawal of our products from the market. This too, in turn, could adversely affect our ability to satisfy demand for our products, which could materially and adversely affect our operating results.

Our product development efforts may not result in commercial products.

     We intend to continue an aggressive research and development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

•	the product candidate was not effective in treating a specified condition or illness;

•	the product candidate had harmful side effects in humans or animals;

•	the necessary regulatory bodies, such as the FDA, did not approve our product candidate for an intended use;

•	the product candidate was not economical for us to manufacture and commercialize;

•	other companies or people have or may have proprietary rights to our product candidate, such as patent rights, and will not let us sell it on reasonable terms, or at all;

•	the product candidate is not cost effective in light of existing therapeutics; or

•	certain of our licensors or partners may fail to effectively conduct clinical development or clinical manufacturing activities.

     Several of our product candidates have failed or been discontinued at various stages in the product development process, including, but not limited to, Brain Derived Neurotrophic Factor (“BDNF”), Megakaryocyte Growth and Development Factor (“MGDF”), and Glial Cell Lined-Derived Neurotrophic Factor (“GDNF”). For example, in 1997, we announced the failure of BDNF for the treatment of amyotrophic lateral sclerosis, or Lou Gehrig’s Disease, because the product candidate, when administered by injection, did not produce acceptable clinical results for a specific use after a phase 3 trial, even though BDNF had progressed successfully through preclinical and earlier clinical trials. In addition, in 1998, we discontinued development of MGDF, a novel platelet growth factor, at the phase 3 trial stage after several people in platelet donation trials developed low platelet counts and neutralizing antibodies. Also, in June 2004, we announced that the phase 2 study of GDNF for the treatment of advanced Parkinson’s disease did not meet the primary study endpoint upon completion of six months of the double-blind treatment phase of the study even though a small phase 1 pilot investigator initiated open label study over a three year period appeared to result in improvements for advanced Parkinson’s disease patients. Subsequently, in the fall of 2004 we discontinued clinical development of GDNF in patients with advanced Parkinson’s disease after several patients in the phase 2 study developed neutralizing antibodies and new preclinical data showed that GDNF caused irreversible damage to the area of the brain critical to movement control and coordination. On February 11, 2005, we confirmed our previous decision to halt clinical trials and, as a part of that decision and based on thorough scientific review, we also concluded that we will not provide GDNF to the 48 patients who participated in clinical trials that were terminated in the fall of 2004. Of course, there may be other factors that prevent us from marketing a product. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians, and others, which may delay, limit, or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the intended use of a product. We expect that this will likely be the case with future product candidates and we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. (See “—Our current products and products in development cannot be sold if we do not maintain regulatory approval.”)

We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market.

     If we or others identify side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products, and changes to or re-approvals of our manufacturing facilities may be required, any of which could have a material adverse effect on sales of the affected products and on our business and results of operations.

     After any of our products are approved for commercial use, we or regulatory bodies could decide that changes to our product labeling are required. Label changes may be necessary for a number of reasons, including: the identification of actual or theoretical safety or efficacy concerns by regulatory agencies or the discovery of significant problems with a similar product that implicates an entire class of products. Any significant concerns raised about the safety or efficacy of our products could also result in the need to reformulate those products, to conduct additional clinical trials, to make changes to our manufacturing processes, or to seek re-approval of our manufacturing facilities. Significant concerns about the safety and effectiveness of a product could ultimately lead to the revocation of its marketing approval. The revision of product labeling or the regulatory actions described above could be required even if there is no clearly established connection between the product and the safety or efficacy concerns that have been raised. The revision of product labeling or the regulatory actions described above could have a material adverse effect on sales of the affected products and on our business and results of operations. (See “—Our current products and products in development cannot be sold if we do not maintain regulatory approval.”)

Our business may be impacted by government investigations or litigation.

     We and certain of our subsidiaries are involved in legal proceedings relating to various patent matters, government investigations, and other legal proceedings that arise from time to time in the ordinary course of our business. Matters required to be disclosed by us are set forth in “Item 3. Legal Proceedings” in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein. Litigation is inherently unpredictable, and excessive verdicts can occur. Consequently, it is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages that could have a material adverse effect on our results of operations in the period in which such amounts are incurred.

     The Federal government, state governments and private payers are investigating, and many have filed actions against, numerous pharmaceutical and biotechnology companies, including Amgen and Immunex, alleging that the reporting of prices for pharmaceutical products has resulted in false and overstated Average Wholesale Price (“AWP”), which in turn is alleged to have improperly inflated the reimbursement paid by Medicare beneficiaries, insurers, state Medicaid programs, medical plans and other payers to health care providers who prescribed and administered those products. As of the date of this prospectus, a number of these actions have been brought against us and/or Immunex, now a wholly owned subsidiary of ours. Additionally, a number of states have pending investigations regarding our Medicaid drug pricing practices and the U.S. Departments of Justice and Health and Human Services have requested that Immunex produce documents relating to pricing issues. Further, certain state government entity plaintiffs in some of these AWP cases are also alleging that companies, including ours, are not reporting their “best price” to the states under the Medicaid program. These cases and investigations are described in “Item 3. Legal Proceedings — Average Wholesale Price Litigation” in our Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein. Other states and agencies could initiate investigations of our pricing practices. A decision adverse to our interests on these actions and/or investigations could result in substantial economic damages and could have a material adverse effect on our results of operations in the period in which such amounts are incurred.

We may be required to defend lawsuits or pay damages for product liability claims.

     Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. Product liability claims, regardless of their merits, could be costly and divert management’s attention, and adversely affect our reputation and the demand for our products. Amgen and Immunex have been named as defendants in product liability actions for certain company products.

Our operating results may fluctuate, and this fluctuation could cause financial results to be below expectations.

     Our operating results may fluctuate from period to period for a number of reasons. In budgeting our operating expenses for the foreseeable future, we assume that revenues will continue to grow; however, some of our operating expenses are fixed in the short term. Because of this, even a relatively small revenue shortfall may cause a period’s results to be below our expectations or projections. A revenue shortfall could arise from any number of factors, some of which we cannot control. For example, we may face:

•	changes in the government’s or private payers’ reimbursement policies for our products;

•	inability to maintain regulatory approval of marketed products;

•	changes in our product pricing strategies;

•	lower than expected demand for our products;

•	inability to provide adequate supply of our products;

•	changes in wholesaler buying patterns;

•	increased competition from new or existing products; or

•	fluctuations in foreign currency exchange rates.

     Of course, there may be other factors that affect our revenues in any given period. Similarly if investors or the investment community are uncertain about our financial performance for a given period, our stock price could also be adversely impacted.

We have grown rapidly, and if we fail to adequately manage that growth our business could be adversely impacted.

     We have had an aggressive growth plan that has included substantial and increasing investments in research and development, sales and marketing, and facilities. We plan to continue to grow and our plan has a number of risks, some of which we cannot control. For example:

•	we need to generate higher revenues to cover a higher level of operating expenses, and our ability to do so may depend on factors that we do not control;

•	we will need to assimilate new staff members;

•	we will need to manage complexities associated with a larger and faster growing organization;

•	we will need to accurately anticipate demand for the products we manufacture and maintain adequate manufacturing capacity, and our ability to do so may depend on factors that we do not control; and

•	we will need to start up and operate a number of new manufacturing facilities, which may result in temporary inefficiencies and higher cost of goods.

     Of course, there may be other risks and we cannot guarantee that we will be able to successfully manage these or other risks.

Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable federal and state regulations.

     The development, manufacturing, distribution, pricing, sales, marketing, and reimbursement of our products, together with our general operations, is subject to extensive federal and state regulation. (See “—Our current products and products in development cannot be sold if we do not maintain regulatory approval.” and “—We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market.”) While we have developed and instituted a corporate compliance program based on current best practices, we cannot assure you that we or our employees are or will be in compliance with all potentially applicable federal and state regulations and/or laws. If we fail to comply with any of these regulations and/or laws a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, exclusion from government healthcare programs, or other sanctions or litigation.

Our marketing of ENBREL® will be dependent in part upon Wyeth.

     Under a co-promotion agreement, we and Wyeth market and sell ENBREL® in the United States and Canada. A management committee comprised of an equal number of representatives from us and Wyeth is responsible for overseeing the marketing and sales of ENBREL®: including strategic planning, the approval of an annual marketing plan, product pricing, and the establishment of a brand team. The brand team, with equal representation from us and Wyeth, will prepare and implement the annual marketing plan, which includes a minimum level of financial and sales personnel commitment from each party, and is responsible for all sales activities. If Wyeth fails to market ENBREL® effectively or if we and Wyeth fail to coordinate our efforts effectively, our sales of ENBREL® may be adversely affected.

Guidelines and recommendations published by various organizations can reduce the use of our products.

     Government agencies promulgate regulations and guidelines directly applicable to us and to our products. However, professional societies, practice management groups, private health/science foundations, and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, dosage, route of administration, and use of related therapies. Organizations like these have in the past made recommendations about our products. Recommendations or guidelines that are followed by patients and health care providers could result in decreased use of our products. In addition, the perception by the investment community or stockholders that recommendations or guidelines will result in decreased use of our products could adversely affect prevailing market prices for our common stock.

Continual manufacturing process improvement efforts may result in the carrying value of certain existing manufacturing facilities or other assets becoming impaired.

     In connection with our ongoing process improvement activities associated with products we manufacture, we continually invest in our various manufacturing practices and related processes with the objective of increasing production yields and success rates to gain increased cost efficiencies and capacity utilization. Depending on the timing and outcomes of these efforts and our other estimates and assumptions regarding future product sales, the carrying value of certain manufacturing facilities or other assets may not be fully recoverable and could result in the recognition of an impairment in the carrying value at the time that such effects are identified. The potential recognition of impairment in the carrying value, if any, could have a material and adverse affect on our results of operations.

We may not realize all of the anticipated benefits of our merger with Tularik.

     On August 13, 2004, we merged with Tularik Inc. The success of our merger with Tularik will depend, in part, on our ability to retain Tularik staff and to realize the anticipated synergies, cost savings, and growth opportunities from integrating the businesses of Tularik with the businesses of Amgen. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations and personnel of Tularik. The integration of two independent companies is a complex, costly, and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key staff members;

•	consolidating research and development operations;

•	consolidating corporate and administrative infrastructures;

•	preserving ours and Tularik’s research and development, and other important relationships;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

In addition, even if we are able to integrate Tularik’s operations successfully, this integration may not result in the realization of the full benefits of the synergies, cost savings, or sales and growth opportunities that we expect or that these benefits will be achieved within the anticipated time frame. For example, as of the date of this prospectus, we have discontinued a number of Tularik clinical development programs and may discontinue other or all such programs. Further, the elimination of significant duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies. We cannot assure you that the integration of Tularik with us will result in the realization of the full benefits anticipated by us to result from the merger. Our failure to achieve these benefits could have a material adverse effect on our results of operations.

Risks Relating to the Notes

Your failure to tender your Unregistered Notes in the exchange offer could limit the trading market and trading value of your Unregistered Notes.

     We will only issue Registered Notes in exchange for Unregistered Notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the Unregistered Notes and you should carefully follow the instructions on how to tender your Unregistered Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Unregistered Notes. If you do not tender your Unregistered Notes or if we do not accept your Unregistered Notes because you did not tender your Unregistered Notes properly, then, after we consummate the exchange offer, you may continue to hold Unregistered Notes that are subject to the existing transfer restrictions. In addition, if you tender your Unregistered Notes for the purpose of participating in a distribution of the Registered Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Registered Notes. If you are a broker-dealer that receives Registered Notes for your own account in exchange for Unregistered Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those Registered Notes.

     The trading market for Unregistered Notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, of “float,” of the Unregistered Notes that are expected to remain outstanding following the exchange offer. Generally, a lower “float” of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of Unregistered Notes are not exchanged in the exchange offer, the trading market for the Registered Notes could be adversely affected. See “Plan of Distribution” and “The Exchange Offer.”

The Notes are structurally subordinated. This may affect your ability to receive payments on the Notes.

     The Notes are obligations exclusively of Amgen Inc. We currently conduct a significant portion of our operations through our subsidiaries which have significant liabilities. As of December 31, 2004, our subsidiaries had no material indebtedness for borrowed money to third parties outstanding. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the Notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The Notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

     An active trading market for Registered Notes may not develop.

     The Registered Notes are a new issue of securities. There is no active public trading market for the Registered Notes. We do not intend to list the Registered Notes on any national securities exchange or automated quotation system. Also, the liquidity of the trading market for the Registered Notes will depend in part on the level of participation of the holders of Unregistered Notes not tendered in the exchange offer. As a result, a market for the Registered Notes may not develop and, if one does develop, it may not be maintained. Future trading prices of the Registered Notes will depend on many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. If an active market for the Registered Notes fails to develop or be sustained, the trading price and liquidity of the Registered Notes could be materially adversely affected.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     We sold the Unregistered Notes on November 18, 2004. In connection with that placement, we entered into a registration rights agreement, dated as of November 18, 2004, with the initial purchasers of the Unregistered Notes which requires us to file a registration statement under the Securities Act with respect to the exchange offer. This prospectus is the prospectus contained in the registration statement we have filed in order to satisfy that obligation. Upon the effectiveness of the registration statement, we are required to offer to the holders of the Unregistered Notes the opportunity to exchange their Unregistered Notes for a like principal amount of Registered Notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable efforts to complete the exchange offer by September 26, 2005.

     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Unregistered Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of Unregistered Notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Unregistered Notes will continue to be subject to restrictions on transfer.

     Under some circumstances specified in the registration rights agreement, Amgen may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Unregistered Notes.

Transferability of the Registered Notes

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission, or the Commission, in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving Registered Notes, may offer for resale, resell or otherwise transfer such Registered Notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity acquiring Registered Notes, are acquiring the Registered Notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the Registered Notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the Registered Notes;

•	neither you nor any such person or entity is an “affiliate” of Amgen Inc., as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

     To participate in the exchange offer, you must represent as the holder of Unregistered Notes that each of these statements is true. You will be deemed to make such representations by tendering Unregistered Notes in the exchange offer.

     Any broker-dealer or any holder of Unregistered Notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Registered Notes:

•	will not be able to rely on the interpretation of the staff of the Commission set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Registered Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

     Broker-dealers receiving Registered Notes in exchange for Unregistered Notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the Commission. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and therefore acknowledge and agree, by tendering Unregistered Notes in the exchange offer, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of the Registered Notes. By so tendering a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes, other than a resale of an unsold allotment from the original sale of the Unregistered Notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the Registered Notes. See “Plan of Distribution.”

     You will be deemed to acknowledge and agree to the foregoing by tendering Unregistered Notes in the exchange offer.

Consequences of Failure to Exchange

     Following the completion of the exchange offer (except as set forth under “—Purpose of the Exchange Offer” above), holders of Unregistered Notes not tendered will not have any further registration rights and those Unregistered Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder’s Unregistered Notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer. See “Risk Factors—Risks Related to the Notes—Your failure to tender your Unregistered Notes in the exchange offer could limit the trading market and trading value of your Unregistered Notes.”

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus, Amgen will accept any and all Unregistered Notes validly tendered and not withdrawn prior to the expiration date, or another date and time to which Amgen extends the offer. Amgen will issue $1,000 principal amount of Registered Notes in exchange for each $1,000 principal amount of outstanding Unregistered Notes accepted in the exchange offer. Holders may tender some or all of their Unregistered Notes pursuant to the exchange offer. However, Unregistered Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the Registered Notes are substantially the same as the form and terms of the Unregistered Notes except that the Registered Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Registered Notes will evidence the same debt as the Unregistered Notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the Unregistered Notes were issued.

     As of the date of this prospectus, unregistered 4.00% Senior Notes due 2009 representing $1.0 billion in aggregate principal amount and unregistered 4.85% Senior Notes due 2014 representing $1.0 billion were outstanding and there was one registered holder, a nominee of the Depository Trust Company, or DTC. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the Unregistered Notes. Amgen intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered Unregistered Notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Registered Notes from Amgen. If any tendered Unregistered Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, Unregistered Notes will be returned, without expense, to the tendering holder of those Unregistered Notes as promptly as practicable after the expiration date, unless the exchange offer is extended.

     Holders who tender Unregistered Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Unregistered Notes in the exchange offer. We will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

     The expiration date will be 5:00 p.m., New York City time, on                           , 2005, unless Amgen, in its sole discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Amgen reserves the right, in its sole discretion:

•	to delay accepting any Unregistered Notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

     In order to keep the registration statement effective for the period required by the registration rights agreement, we may file post-effective amendments to the registration statement.

Procedures for Tendering

     If you are a DTC participant that has Unregistered Notes which are credited to your DTC account also by book-entry and which are held of record by DTC’s nominee, you may tender your Unregistered Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Unregistered Notes credited to their accounts. If you are not a DTC participant, you may tender your Unregistered Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

     A holder who wishes to tender Unregistered Notes in the exchange offer must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Unregistered Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, on or before the expiration date.

     The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the condition set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Unregistered Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

     Any valid tender of Unregistered Notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus. Only a registered holder of Unregistered Notes may tender the Unregistered Notes in the exchange offer. If you wish to tender Unregistered Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Unregistered Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of Unregistered Notes not properly tendered or Unregistered Notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Unregistered Notes. However, to the extent we waive any conditions of tender with respect to one tender of Unregistered Notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Unregistered Notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Unregistered Notes.

     Tenders of Unregistered Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Unregistered Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered such Unregistered Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

     In addition, we reserve the right in our sole discretion to purchase or make offers for any Unregistered Notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Unregistered Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering Unregistered Notes in the exchange offer, you represent to us that, among other things:

•	you, or the person or entity acquiring Registered Notes, are acquiring the Registered Notes in the ordinary course of business;

•	neither you nor any person or entity receiving the related Registered Notes is engaging in or intends to engage in a distribution of the Registered Notes within the meaning of the federal securities laws;

•	neither you nor any person or entity receiving the related Registered Notes has an arrangement or understanding with any person or entity to participate in any distribution of the Registered Notes;

•	neither you nor any person or entity receiving the related Registered Notes is an “affiliate” of Amgen Inc., as that term is defined under Rule 405 of the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

Book-Entry Transfer

     Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all Unregistered Notes properly tendered and will issue the Registered Notes promptly after acceptance of the Unregistered Notes.

     For purposes of the exchange offer, we will be deemed to have accepted properly tendered Unregistered Notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered initial note.

     In all cases, we will issue Registered Notes for Unregistered Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	timely confirmation of book-entry transfer of your Unregistered Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

     If we do not accept any tendered Unregistered Notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged Unregistered Notes to your account maintained with DTC.

Withdrawal Rights

     You may withdraw your tender of Unregistered Notes at any time before the exchange offer expires.

     For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Unregistered Notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message on or before the expiration date.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Unregistered Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. The Unregistered Notes will be credited to an account maintained with DTC for the Unregistered Notes. You may retender properly withdrawn Unregistered Notes by following one of the procedures described under “—Procedures for Tendering” at any time on or before the expiration date.

Conditions to the Exchange Offer

     Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Registered Notes in exchange for, any Unregistered Notes and may terminate or amend the exchange offer if, at any time before the acceptance of those Unregistered Notes for exchange or the exchange of the Registered Notes for those Unregistered Notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

     However, the foregoing does not apply to you if you are: a broker-dealer who purchased the Unregistered Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

     If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any Unregistered Notes and return all tendered Unregistered Notes to you;

•	extend the exchange offer and retain all Unregistered Notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the Unregistered Notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Unregistered Notes that have not been withdrawn.

     If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Unregistered Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

     In addition, we will not accept for exchange any Unregistered Notes tendered, and no Registered Notes will be issued in exchange for those Unregistered Notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Fees and Expenses

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees of Amgen. We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

     Holders who tender their Unregistered Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register Registered Notes in the name of, or request that Unregistered Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Unregistered Notes.

Accounting Treatment

     For accounting purposes, we will not recognize any gain or loss upon the exchange of the Registered Notes for Unregistered Notes. We will amortize expenses incurred in connection with the issuance of the Registered Notes over the term of the Registered Notes.

Consequence of Failures to Exchange

     Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Unregistered Notes that are not exchanged for Registered Notes pursuant to the exchange offer will remain restricted securities. Accordingly, those Unregistered Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

     In each case, the Unregistered Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Exchange Agent

     You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

JPMorgan Chase Bank
4 New York Plaza, 15th Floor
New York, New York 10004
Attention: Institutional Trust Services
Telephone: (212) 623-5233
Facsimile: (212) 623-6215

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive in exchange Unregistered Notes in like principal amount, which will be canceled. Accordingly, there will not be any increase in our outstanding indebtedness.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following information is derived from the audited financial statements of Amgen as of and for each of the five years ended December 31, 2000 through 2004. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Years Ended December 31,

Consolidated Statement of Operations Data:	2004	2003	2002	2001	2000

	(In millions, except per share data)
Revenues:
Product sales(1)	$9,977	$7,868	$4,991	$3,511	$3,202
Other revenues	573	488	532	505	427
Total revenues	10,550	8,356	5,523	4,016	3,629
Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,731	1,341	736	443	408
Research and development	2,028	1,655	1,117	865	845
Write off of acquired in-process research and development(2)	554	—	2,992	—	30
Selling, general and administrative	2,556	1,957	1,449	974	851
Amortization of acquired intangible assets	333	336	155	—	—
Other items, net(3)	—	(24)	(141)	203	(49)
Net income (loss)	2,363	2,259	(1,392)	1,120	1,139
Diluted earnings (loss) per share	1.81	1.69	(1.21)	1.03	1.05
Cash dividends declared per share	—	—	—	—	—

	At December 31,

Consolidated Balance Sheet Data:(6)	2004	2003	2002	2001	2000

Total assets(4)	$29,221	$26,113	$24,456	$6,443	$5,400
Long-term debt(5)	3,937	3,080	3,048	223	223
Stockholders’ equity(4)	19,705	19,389	18,286	5,217	4,315

(1)	We began recording ENBREL® sales subsequent to our acquisition of Immunex Corporation on July 15, 2002.

(2)	As part of the accounting for the Tularik Inc. and Immunex acquisitions, we recorded a charge to write-off acquired IPR&D of $554 million in 2004 and $2,992 million in 2002, respectively. The IPR&D charge represents an estimate of the fair value of the in-process research and development for projects and technologies that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. See Note 7, “Acquisitions” to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004 which is incorporated herein by reference for further discussion of the IPR&D write-offs related to the Tularik and Immunex acquisitions.

(3)	See Note 12, “Other items, net” to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004 which is incorporated herein by reference for further discussion of other items, net for 2003 and 2002. Other items, net in 2001 consists of a charge primarily related to the costs of terminating collaboration agreements with various third parties, including PRAECIS PHARMACEUTICALS INCORPORATED and certain academic institutions. Other items, net in 2000 includes a benefit of $74 million related to a legal proceeding with Johnson & Johnson partially offset by a charitable contribution of $25 million to the Amgen Foundation.

(4)	In August 2004, we acquired all of the outstanding common stock of Tularik for a purchase price of approximately $1.5 billion. In July 2002, we acquired all of the outstanding common stock of Immunex for a purchase price of approximately $17.8 billion. See Note 7, “Acquisitions” to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004 which is incorporated herein by reference for further discussion of these acquisitions and the related accounting.

(5)	In March 2002, we issued the Liquid Yield Option Notes due 2032 (the “LYONs“) with a face amount at maturity of $3.95 billion. Holders of the LYONs may require us to purchase all or a portion of the notes on specific dates as early as March 1, 2005 at the accreted principal amount through the purchase dates. On March 2, 2005, as a result of certain holders of the LYONs exercising their March 1, 2005 put option, we repurchased $1,175 million, or approximately 40%, of the outstanding LYONs at their then-accreted principal amount for cash. Concurrently, we amended the terms of the LYONs to add an additional put date in order to permit the remaining holders, at their option, to cause us to repurchase the LYONs on March 1, 2006 at the then-accreted principal amount. Accordingly, the portion of the LYONs outstanding at December 31, 2004 not repurchased on March 2, 2005 was classified as long-term debt. See Note 4, “Financing arrangements” to the consolidated financial statements contained in our Form 10-K for the year ended December 31, 2004 which is incorporated herein by reference for further discussion of the terms of the LYONs. For both 2004 and 2003, the impact of the assumed conversion of our LYONs into our common stock was included in our diluted earnings per share under the “if-converted” method because it had the effect of decreasing our diluted earnings per share. Additionally, in November 2004, we issued $1 billion aggregate principal amount of the 2009 Notes and $1 billion aggregate principal amount of the 2014 Notes.

(6)	The following additional summary selected historical consolidated financial data is provided:

•	Total current assets at December 31, 2004 and 2003 were $9,170 million and $7,402 million, respectively.

•	Total noncurrent assets at December 31, 2004 and 2003 were $20,051 million and $18,711 million, respectively.

•	Total current liabilities at December 31, 2004 and 2003 were $4,157 million and $2,456 million, respectively.

•	Total noncurrent liabilities at December 31, 2004 and 2003 were $5,359 million and $4,268 million, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2000	2001	2002	2003	2004
Ratio of earnings to combined fixed charges	46.5x	46.3x	(1)	44.8x	42.1x

(1)	Earnings were approximately $716 million lower than the amount needed to cover fixed charges in this year, as earnings were impacted by a write-off of acquired in-process research and development of approximately $3.0 billion related to the acquisition of Immunex Corporation.

     For this ratio, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest) and excluding Amgen Inc.’s share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

DESCRIPTION OF NOTES

     On November 18, 2004, Amgen Inc. issued the Unregistered Notes. The Unregistered Notes were issued pursuant to an indenture, dated as of August 4, 2003, between Amgen and JPMorgan Chase Bank, N.A., as trustee. The indenture will also govern the terms and conditions relating to the Registered Notes. The 4.00% Senior Notes due 2009, the 2009 Notes, and the 4.85% Senior Notes due 2014, the 2014 Notes, are each a separate series of notes under the indenture. We may issue additional notes under the indenture.

     The following description is a summary of the material provisions of the indenture with respect to the Notes. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of these Notes. We have made copies of the indenture available as set forth under “Where You Can Find More Information.”

     As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Amgen,” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.

     The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

General

•	The Notes are our senior unsecured obligations and rank equal in right of payment with all of our other unsecured senior indebtedness, whether currently existing or hereafter created;

•	The 2009 Notes and the 2014 Notes were issued in aggregate principal amounts of $1.0 billion each;

•	The 2009 Notes will mature on November 18, 2009 and the 2014 Notes will mature on November 18, 2014; and

•	The 2009 Notes will pay interest at the rate of 4.00% per annum and the 2014 Notes will pay interest at the rate of 4.85% per annum, which, in each case, shall be payable semi-annually in arrears on each May 18 and November 18, beginning May 18, 2005, to holders of record at the close of business on the day that is 15 days prior to the relevant interest payment date, and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

     We may, without notice to or the consent of the holders or beneficial owners of the Notes, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the Notes of that series. Any additional debt securities having such similar terms, together with that series of Notes, could be considered part of the same series of notes under the indenture.

     The Notes are redeemable prior to maturity as described below under the heading “—Optional Redemption.” The Notes do not have the benefit of a sinking fund. The Notes will be issued only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Each series of Notes will be represented by one or more global securities registered in the name of a nominee of DTC, New York, New York, which we refer to as DTC. See “—Book-Entry; Global Securities.”

     Payments on the Notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the Notes will be made in U.S. dollars at the office or agency maintained by us in the Borough of Manhattan, the City of New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, if Certificated Notes (as defined below) are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account designated in writing to the trustee. You may present the Notes for registration of transfer and exchange, without service charge (but we may require a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange), at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of Certificated Notes will be registrable, and Notes will be exchangeable for Notes of other denominations of an equal aggregate principal amount, at such office or agency.

Interest

     The 2009 Notes will accrue interest at a rate of 4.00% per annum, and the 2014 Notes will accrue interest at a rate of 4.85% per annum. The Notes will accrue interest on their stated principal amount from November 18, 2004, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on May 18 and November 18 of each year, which we refer to as “interest payment dates,” commencing on May 18, 2005. Interest will be paid to the holder in whose name a note is registered at the close of business on the day, which we refer to as the “record date,” that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

     The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

     Any amounts payable on any Notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such Notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such Notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

     The Notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our senior credit facility. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness and will be effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations. The Notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Optional Redemption

     The Notes may be redeemed at any time prior to maturity at our option, in whole or from time to time in part, at a redemption price equal to the sum of (1) 100% of the principal amount of any Notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any.

     If less than all the Notes of a series are to be redeemed, the trustee shall select the Notes of that series to be redeemed pro rata or by lot or by any other method selected by the trustee in its sole discretion. The trustee shall make the selection from the outstanding Notes of that series not previously called for redemption. The trustee may select for redemption portions of the principal of the Notes of that series that have denominations larger than $1,000. Notes of that series and portions of them that the trustee selects shall be in amounts of $1,000 or integral multiples thereof. Provisions of the indenture that apply to Notes called for redemption also apply to portions of those Notes called for redemption.

     If we give notice as provided in the indenture and funds for the redemption of any Notes called for redemption sufficient to pay the redemption price have been deposited with the paying agent on or before 10:00 a.m., New York time, on the redemption date, such Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such Notes will be to receive payment of the redemption price.

     Upon surrender of a note that is redeemed in part, we shall execute and the trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.

     We will give notice of any optional redemption to holders at their addresses, as shown in the security register for such Notes, at least 30 but not more than 60 days before a redemption date. The notice shall identify the Notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	that the Notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the Notes called for redemption ceases to accrue on and after the redemption date; and

•	the CUSIP number of the Notes.

     At our request, the trustee shall give the notice of redemption in our name and at our expense.

Certain Covenants

     Limitation on Liens. The indenture will provide that, with respect to each series of Notes, we will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that such series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

     (1) Liens existing as of the closing date of the offering of the Notes;

     (2) Liens granted after the closing date of the offering of the Notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the Notes;

     (3) Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

     (4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our offers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

     (5) Permitted Liens.

     Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing either series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the date of the issuance of the Notes.

     Limitation on Sale and Lease-Back Transactions. The indenture will provide that we will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:

     (1) such transaction was entered into prior to the closing date of the offering of the Notes;

     (2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

     (3) such transaction involves a lease for less than three years;

     (4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to the first paragraph of “—Limitation on Liens” above; or

     (5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

     Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the date of the issuance of the Notes

Certain Definitions

     As used in this section, the following terms have the meanings set forth below.

     “Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

     (1) the fair market value of the assets subject to such transaction; and

     (2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the Notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

     “Business Day” means any day except a Saturday, Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

     “Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

     “Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.

     “Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

     “Credit Agreement” means the Credit Agreement, dated as of July 16, 2004, by and among us, Citicorp USA, Inc., Barclays Bank PLC and each other financial institution party thereto, Citibank, N.A., as issuing bank, Citicorp USA, Inc., as administrative agent, and Barclays Bank PLC, as Syndication Agent, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

     “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     “Exempted Debt” means the sum of the following as of the date of determination:

     (1) our Indebtedness incurred after the closing date and secured by Liens not permitted by the first sentence under “—Limitation on Liens” above; and

     (2) our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the closing date pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

     “Governmental Agency” means:

     (1) any foreign, federal, state, county or municipal government, or political subdivision thereof;

     (2) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

     (3) any court or administrative tribunal;

     (4) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

     “Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

     “Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

     “Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     “Make-Whole Amount” means the excess of (1) the aggregate present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable if such redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

     “Permitted Liens” means:

     (1) Liens securing Indebtedness under Credit Facilities;

     (2) Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

     (3) Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

     (4) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

     (5) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

     (8) Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

     (9) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

     (11) pre-existing Liens on assets acquired by us or any of our Subsidiaries after the closing date of the offering of the Notes;

     (12) Liens in our favor or the favor of any of our Subsidiaries;

     (13) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

     (14) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

     (15) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

     (16) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

     (17) Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

     (18) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $25,000,000;

     (19) purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

     (20) Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Internal Revenue Code of 1986, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

     (21) Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

     “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

     “Reinvestment Rate” means, for the 2009 Notes, 0.10%, and for the 2014 Notes, means 0.15%, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

     “Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

     “Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Events of Default

     Event of default means, with respect to each series of Notes, any of the following events:

•	default in the payment of any interest on the Notes of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the Notes of that series at maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding Notes of the affected series as provided in the indenture; or

•	certain events of bankruptcy, insolvency or reorganization of our company.

     No event of default with respect to the 2009 Notes or the 2014 Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     If an event of default with respect to a series of Notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the trustee or the holders of not less than a majority in principal amount of the outstanding Notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all Notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities, including the Notes. At any time after a declaration of acceleration with respect to either series of Notes has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes of that series may, by written notice to us and the trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes of that series, have been cured or waived as provided in the indenture.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless the trustee receives a reasonable security or indemnity against any costs, expenses or liabilities. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes of that series.

     No holder of any note of either series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture unless, among other things:

•	that holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes of that series; and

•	the holders of at least a majority in principal amount of the outstanding Notes of that series shall have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days after its receipt of such written request and offer of indemnity.

     Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that note on the maturity date expressed in that note and to institute suit for the enforcement of any such payment.

     If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any note of that series) with respect to Notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those Notes.

Modification and Waiver

     We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes of the affected series. We may not make any modification or amendment without the consent of each holder of the Notes of the affected series if such action would:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the Notes;

•	reduce the principal of or change the fixed maturity of the Notes;

•	waive a default or event of default in the payment of the principal of or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the Notes payable in currency other than that stated in the Notes;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the Notes to receive payment of the principal of and interest on the Notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the Notes.

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding Notes of the affected series may, on behalf of the holders of all the Notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest on any note of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of that series; provided, however, that the holders of a majority in principal amount of the outstanding Notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

     Notwithstanding the preceding, without the consent of any holder of Notes, we and the trustee may amend or supplement the indenture or the Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated Notes in addition to or in place of Certificated Notes;

•	to make any change that would not adversely affect the rights of any holder;

•	to provide for the issuance of any additional notes as permitted by the indenture;

•	to appoint a successor trustee with respect to the Notes and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes under a supplemental indenture our obligations on the Notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	we have delivered to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and the supplemental indenture comply with the indenture.

     Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance

     Legal Defeasance. The indenture provides that we may be discharged from any and all obligations in respect of the Notes (except for certain obligations, such as our obligation to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on the Notes on the dates such installments of principal and interest are due in accordance with the terms of the indenture and the Notes.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

     Defeasance of Certain Covenants. The indenture provides that upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants set forth in this prospectus; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the Notes, which we refer to as a “covenant defeasance.”

     The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest, if any, on the Notes on the dates such installments of principal and interest are due in accordance with the terms of the indenture and the Notes; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

Concerning the Trustee

     JPMorgan Chase Bank, N.A. will be trustee under the indenture.

Book-Entry; Global Securities

     Except as set forth below, the Notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

     The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

     Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither we nor any underwriter or agent, or the trustee take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

     DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the Participants and the indirect participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through DTC, if they are the Participants in that system, or indirectly through organizations which are the Participants in that system. All interests in a Global Note may also be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

     Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest, premium and special interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our respective agents has or will have any responsibility or liability for:

     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

     A Global Note is exchangeable for a Certificated Note only if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (b) at any time has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days of such event;

     (2) we, at our option, notify the trustee in writing to the effect that we elect to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing an event of default with respect to the Notes.

     In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

     We will make payments in respect of the Notes represented by the Global Notes (including principal, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and special interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefor, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

     None of Amgen, the initial purchasers or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives Registered Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of Registered Notes received in exchange for Unregistered Notes where those Unregistered Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in these resales.

     We will not receive any proceeds from any sale of Registered Notes by broker-dealers or any other persons. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of Unregistered Notes including any broker-dealers, and specified parties related to holders of Unregistered Notes, against some types of liabilities, including liabilities under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences relating to the exchange of Unregistered Notes for Registered Notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your Unregistered Notes for Registered Notes in the exchange offer. This summary also does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. In addition, this summary does not discuss every aspect of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging or conversion transaction or a straddle for tax purposes; or

•	a foreign person or entity.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     The exchange of Unregistered Notes for Registered Notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Registered Notes will not be considered to differ materially in kind or extent from the Unregistered Notes. Accordingly, the exchange of Unregistered Notes for Registered Notes will not be a taxable event to holders for federal income tax purposes. Moreover, the Registered Notes will have the same tax attributes as the Unregistered Notes and the same tax consequences to holders as the Unregistered Notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

LEGAL MATTERS

     Certain legal matters relating to the validity of the Registered Notes will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain employees of Latham & Watkins LLP and members of their families and other related persons own shares of our common stock. In addition, a partner of Latham & Watkins LLP serves as an officer of Amgen.

EXPERTS

     The consolidated financial statements of Amgen Inc. appearing in Amgen Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Amgen Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange
4.00% Senior Notes Due 2009
Which Have Been Registered
Under the Securities Act of 1933
For Any And All Outstanding
4.00% Senior Notes Due 2009
&
Offer to Exchange
4.85% Senior Notes Due 2014
Which Have Been Registered
Under the Securities Act of 1933
For Any and All Outstanding
4.85% Senior Notes Due 2014
____________________

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.

        Until                      , 2005 all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus; this is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

        Amgen provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933.

        Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article SIXTH of Amgen’s Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

        Under Amgen’s bylaws, Amgen is required to indemnify its directors and officers to the full extent permitted by the DGCL. However, the bylaws provide that Amgen is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against Amgen or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by Amgen’s board of directors, (iii) such indemnification is provided by Amgen in its sole discretion, or (iv) such indemnification is required under the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	See exhibit index.

(b)	Not applicable.

(c)	Not applicable.

ITEM 22. UNDERTAKINGS

        (1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the “Act”) and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thousand Oaks, state of California, on April 5, 2005.

AMGEN INC.

*

Kevin W. Sharer
Chairman of the Board, Chief Executive
Officer and President, and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Kevin W. Sharer	Chairman of the Board, Chief Executive Officer and President, and Director (Principal Executive Officer)	April 5, 2005
/s/Richard D. Nanula Richard D. Nanula	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 5, 2005
* Timothy O. Martin	Vice President, Control Planning and Chief Accounting Officer (Principal Accounting Officer)	April 5, 2005
* David Baltimore	Director	April 5, 2005
* Frank J. Biondi, Jr.	Director	April 5, 2005
* Jerry D. Choate	Director	April 5, 2005

* Edward V. Fritzky	Director	April 5, 2005
* Frederick W. Gluck	Director	April 5, 2005
* Frank C. Herringer	Director	April 5, 2005
* Franklin P. Johnson, Jr.	Director	April 5, 2005
* Gilbert S. Omenn	Director	April 5, 2005
* Judith C. Pelham	Director	April 5, 2005
* J. Paul Reason	Director	April 5, 2005
* Donald B. Rice	Director	April 5, 2005
* Leonard D. Schaeffer	Director	April 5, 2005
* By : /s/ Richard D. Nanula Attorney-in-Fact		April 5, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation as amended.(1)

4.2	Amended and Restated Bylaws of Amgen Inc. (as amended and restated March 7, 2005).(2)

4.3	Certificate of Amendment of Restated Certificate of Incorporation.(3)

4.4	Indenture, dated as of August 4, 2003 between Amgen Inc. and JPMorgan Chase Bank.(4)

4.5**	Form of 4.00% Senior Notes due 2009.

4.6**	Form of 4.85% Senior Notes due 2014.

5.1*	Opinion of Latham & Watkins LLP, regarding the legality of the securities being issued.

12**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm with respect to Amgen Inc.

23.2*	Consent of Latham & Watkins LLP (to be included in the opinion filed as Exhibit 5.1).

24**	Power of Attorney (included on the Signature Page of the Registration Statement filed on March 14, 2005).

25.1**	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith.

**	Previously filed.

(1)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.

(2)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated March 7, 2005 on March 11, 2005 and incorporated herein by reference.

(3)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended June 30, 2000 on August 1, 2000 and incorporated herein by reference.

(4)	Filed as an exhibit to Amgen’s Registration Statement on Form S-3 dated August 4, 2003 and incorporated herein by reference.